AUTHORIZED PARTICIPANT AGREEMENT

AUTHORIZED PARTICIPANT AGREEMENT (this “Agreement”) dated as of [Date], is between Northern Lights Distributors, LLC (“Distributor”) and [Participant], (the “Participant”) and is subject to acceptance by [Index Receipt Agent], the index receipt agent (“Index Receipt Agent”) for [Trust] (the “Trust”).

R E C I T A L S

WHEREAS, Index Receipt Agent serves as the index receipt agent for the Trust and its series listed on Schedule 1 hereto, as amended from time to time (each a “Fund”), and is an “index receipt agent” as that term is defined in the rules of the National Securities Clearing Corporation (“NSCC”).

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management company and each Fund operates as an exchange-traded fund or “ETF”.

WHEREAS, Distributor provides services as principal underwriter of the Funds acting on an agency basis in connection with the sale and distribution of the class of shares issued by the Funds known as “Shares” and such Shares are listed for trading on one or more U.S. national securities exchanges or associations.

WHEREAS, the process by which an investor purchases and redeems Shares from a Fund is described in the Trust's current prospectuses and statements of additional information, as each may be supplemented or amended from time to time (the “Prospectus”) and comprise part of the Trust’s registration statement, as amended, on Form N-1A (the “Registration Statement”)(hereinafter collectively, “Fund Documents”). The discussion of the purchase and redemption process in this Agreement is modified as necessary by reference to the Fund Documents. References to the Fund Documents are to the then current Prospectus and Registration Statement as each may be supplemented or amended from time to time.

WHEREAS, Shares may be purchased or redeemed directly from the Fund only in aggregations of a specified number, known as a “Creation Unit,” and the number of Shares presently constituting a Creation Unit of each Fund is set forth in each Fund’s Prospectus.

WHEREAS, Creation Units of Shares may be purchased only by or through an entity that has entered into an Authorized Participant Agreement with the Distributor and is either a participant in the Depository Trust Company (“DTC”) or a broker-dealer or other participant in the Continuous Net Settlement System (the “CNSS”) of NSCC; and to purchase a Creation Unit, an authorized DTC participant or CNSS participant, whether acting for its own account or on behalf of another party, generally must deliver to the Fund a designated basket of securities (the “Deposit Securities”) and/or an amount of cash computed as described in the Fund Documents (the “Balancing Amount,” and together with the Deposit Securities, the “Fund Deposit”), plus a transaction fee as described in the Fund Documents (the “Transaction Fee”); and to redeem a Creation Unit, an authorized DTC participant or CNSS participant, whether acting for its own account or on behalf of another party, generally must deliver to the Fund a Creation Unit of Shares and a Balancing Amount, plus a Transaction Fee in exchange for a basket of securities (if different from the Deposit Securities for the relevant day, the “Redemption Securities”).

WHEREAS, the Participant wishes to act as a participant with respect to the Funds, and the parties seek to set forth the procedures by which the Participant may purchase and/or redeem Creation Units (i) through the CNSS clearing processes of NSCC as such processes have been enhanced to effect purchases and redemptions of Creation Units, such processes being referred to herein as the “Clearing Process,” or (ii) outside the Clearing Process through the DTC systems. The procedures for processing an order to purchase Shares (a “Purchase Order”) and an order to redeem Shares (a “Redemption Order,” and Purchase Orders and Redemption Orders generically, “Orders”) are described in the Fund Documents.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Participant

(a)  DTC Status. The Participant hereby represents, covenants, and warrants that: with respect to (i) all Orders of Creation Units of any Fund, it is and will continue to be a participant in DTC (“DTC Participant”); (ii) all Orders of Creation Units initiated through the CNSS Clearing Process, it is a member of NSCC and a participant in the CNSS and (iii) all Orders of Creation Units through another clearing process, it has the ability to transact through such processes, as designated by such Shares or Fund. The Participant is and will continue to be a member of NSCC and a participant in the CNSS so long as this Agreement is in effect. If a Participant loses its status as a DTC Participant or NSCC member, or its eligibility to participate in the CNSS, the Participant shall immediately notify the Distributor in writing of the change in status and this Agreement shall immediately become voidable by the Trust. Upon such notice, the Distributor, in its sole discretion, may terminate this Agreement. The Participant agrees that it shall be bound by all of the obligations of a DTC Participant in addition to any obligations that it undertakes in accordance with this Agreement or the Fund Documents.

(b) Registration Status. The Participant hereby represents and warrants that it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, is qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business, and is a member in good standing of the Financial Industry Regulatory Authority, Inc. (the “FINRA”). The Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of this Agreement. The Participant agrees to comply with all applicable U.S. federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, and with the FINRA By-Laws and NASD Conduct Rules (or with comparable FINRA Conduct Rules, if such NASD Conduct Rules are subsequently renamed, repealed, rescinded, or are otherwise replaced by FINRA Conduct Rules), to the extent the foregoing relate to this Agreement, and that it will not offer or sell Shares of any Fund in any state or jurisdiction where such Shares may not lawfully be offered and/or sold.

(c)  Qualification of Shares. If the Participant is offering and selling Shares of any Fund in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered or qualified as a broker or dealer, or to be a member of FINRA, as set forth above, the Participant nevertheless agrees to observe the applicable laws of the jurisdiction in which such offer and/or sale is made, to comply with all applicable disclosure requirements of the Securities Act of 1933 as amended (the “1933 Act”) and the rules and regulations promulgated thereunder, and to conduct its business in accordance with the spirit of the FINRA Conduct Rules, in each case to the extent the foregoing relates to the Participant’s transactions in, and activities with respect to, the Shares.

(d) Activities of Participant. The Participant understands and acknowledges that the proposed method by which Creation Units will be created and traded may raise certain issues under applicable securities laws. For example, because new Creation Units may be issued and sold by the Fund on an ongoing basis, at any point a “distribution,” as such term is used in the 1933 Act, may occur. The Participant understands and acknowledges that some activities on its part, depending on the circumstances, and under certain possible interpretations of applicable law, could be interpreted as resulting in its being deemed a participant in the distribution in a manner that could render it a statutory underwriter and could subject it to the prospectus delivery and liability provisions of the 1933 Act. Whether a person is an underwriter depends upon all of the facts and circumstances pertaining to that person’s activities, and Participant understands that it should consult legal counsel if uncertain of its status. Neither the Distributor nor the Index Receipt Agent or Trust will indemnify the Participant for any violations of the federal securities laws committed by the Participant.

(e)  Independent Contractor. Each party acknowledges and agrees that, for all purposes of this Agreement, the Participant is an independent contractor, and has no authority to act as agent for the Funds or the Distributor in any matter or in any respect. The Participant agrees, to the extent reasonably practicable, to make itself and its employees available, upon reasonable request, during normal business hours to consult with the Funds or the Distributor or their respective designees concerning the performance of the Participant’s responsibilities under this Agreement, provided that the Participant shall be under no obligation to divulge or otherwise discuss any information that the Participant believes: (i) is confidential or proprietary in nature or (ii) the disclosure of which to third parties would be in violation of applicable law or regulation or is otherwise prohibited.

(f)  Irrevocable Proxy. The Participant represents that from time to time it may be a beneficial and/or legal owner of Shares. To the extent that it is a beneficial owner and/or legal owner of Shares, the Participant agrees to irrevocably appoint Distributor as its attorney and proxy with full authorization and power to vote (or abstain from voting) its beneficially or legally owned Shares of the Fund that the Participant is or may be entitled to vote at any meeting of shareholders of the Fund held after the date this Agreement is executed whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto. For purposes of this paragraph, beneficially owned Shares shall not include those shares for which the Participant is the record owner but not the beneficial owner (the “Managed Account Shares”). The Distributor shall mirror vote (or abstain from voting) the Participant’s beneficially owned Shares in the same proportion as the votes (or abstentions) of all other shareholders of the Fund on any matter, question or resolution submitted to the vote of shareholders of the Fund. The Distributor, as attorney and proxy for Participant under this Section 1(f), (i) is hereby given full power of substitution and revocation; (ii) may act through such agents, nominees, or substitute attorneys as it may appoint from time to time; and (iii) may provide voting instructions to such agents, nominees, or substitute attorneys in any lawful manner deemed appropriate by it, including in writing, by telephone, facsimile, electronically (including through the Internet) or otherwise. The Distributor may terminate this irrevocable proxy within sixty (60) days written notice to the Participant. The powers of attorney and proxy as set forth in this Section 1(f) shall include (without limiting the general powers hereunder) the power to receive and waive any notice of any meeting on behalf of the undersigned.

(g) Anti-Money Laundering. The Participant represents that it has policies, procedures and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws and regulations, including applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and the rules promulgated by the SEC.

Distributor shall verify the identity of each participant and maintain identification verification and transactional records related to this Agreement in accordance with the requirements of applicable laws and regulations aimed at the prevention and detection of money laundering and/or terrorism activities. The parties understand that the scope of the Distributor’s obligations in this regard are impacted by the fact that each Participant is a registered broker-dealer in good standing with FINRA pursuant to paragraph 1(b) above.

(h) Privacy. The Participant affirms that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation.

(i) Affiliations. The Participant represents, covenants and warrants that, during the term of this Agreement, it will not be an affiliated person of a Fund, a promoter or a principal underwriter of a Fund or an affiliated person of such persons, except under section 2(a)(3)(A) or 2(a)(3)(C) of the 1940 Act due to ownership of Shares.

(j) Marketing Materials. The Participant represents, warrants, and agrees that it will not make, in connection with any sale or solicitation of a sale of Shares, any representations concerning Shares, the Trust or the Funds, other than those not inconsistent with the Funds’ then current Prospectuses or promotional materials or sales literature furnished to the Participant by the Distributor. The Participant agrees not to furnish or cause to be furnished to any person, or display or publish, any information or materials relating to Shares, except such information and materials as may be furnished to the Participant by the Distributor and such other information and materials as may be approved in writing by the Distributor. The Participant understands that the Fund will not be advertised or marketed as an open-end investment company, i.e., as a mutual fund, and that any advertising materials will prominently disclose that the Shares are not individually redeemable. In addition, the Participant understands that any advertising material that addresses redemption of Shares will disclose that Shares may be tendered for redemption to the issuing Fund only in Creation Units. Notwithstanding anything to the contrary in this Agreement, the Participant and its affiliate may, without the written approval of the Distributor, prepare and circulate in the regular course of their businesses, research reports, sales literature, and other similar materials that include information, opinions, or recommendations relating to Shares, provided that such research reports, sales literature, and other similar materials comply with applicable NASD rules (or comparable FINRA rules, if such NASD rules are subsequently renamed, repealed, rescinded, or are otherwise replaced by FINRA rules.

The Distributor will provide, or cause to be provided, to the Participant copies of the then current Prospectuses and any printed supplemental information in reasonable quantities upon request.

(k)  Acknowledgment. The Participant acknowledges receipt of the Prospectus and represents that it has reviewed that document (including the Statement of Additional Information incorporated therein) and understands the Funds and Shares. The Distributor agrees to process orders, or cause its agents to process orders, for creation and redemption in accordance with the provisions of the Prospectus. The Index Receipt Agent acknowledges that it is required to process orders for creations and redemptions in accordance with applicable provisions of the Prospectus.

The Distributor may deliver electronically a single prospectus, annual or semi-annual report or other shareholder information (each, a “Shareholder Document”) to persons who have effectively consented to such electronic delivery. The Distributor will deliver Shareholder Documents electronically by sending consenting persons an e-mail message informing them that the applicable Shareholder Document has been posted and is available on the Fund’s website and providing a hypertext link to the document. By signing this Agreement, the Participant hereby consents to the foregoing electronic delivery of all Shareholder Documents to the e-mail address set forth on Section 8 of this Agreement. The Participant further understands and agrees that unless such consent is revoked, the Participant can obtain access to the Shareholder Documents from the Distributor only electronically. The Participant can revoke the consent to electronic delivery of Shareholder Documents at any time by providing written notice to the Distributor. The Participant agrees to maintain the e-mail address set forth on the signature page to this Agreement and further agrees to promptly notify the Distributor if its e-mail address changes. The Participant understands that it must have continuous Internet access to access all Shareholder Documents.

(l) Books and Records. The Participant agrees, to the extent required by applicable law, to maintain all books and records of all sales of Shares made by or through it pursuant to its obligations under the federal securities laws.

Section 2. Purchases and Redemptions of Shares. All Purchase Orders and Redemption Orders shall be made in accordance with the terms of the Fund Documents and Schedule 2 hereto. The Participant agrees that any use by it of the Index Receipt Agent’s electronic interface or portal for order entry shall be subject in all respects to the terms and conditions set forth in Annex I hereto. Each party hereto agrees to comply with the provisions of such documents to the extent applicable to it. The Funds reserve the right to issue additional or other procedures relating to the manner of purchasing or redeeming Creation Units, and the Participant agrees to comply with such procedures as may be issued from time to time. The Participant acknowledges and agrees on behalf of itself and any party for which it may be acting that a Purchase Order or Redemption Order shall be irrevocable. The Participant may not cancel a Purchase Order or a Redemption Order after it is placed, though Distributor agrees to undertake commercially reasonable efforts to accommodate requests by Participant to cancel an Order prior to the designated cut-off time for placing such Order. The Funds (or the Distributor on behalf of the Funds) shall retain the right, without notice, to reject any Purchase Order or Redemption Order, or suspend transactions in Shares, in accordance with the terms of the Fund Documents; provided, however, in any case, the Fund (or the Distributor on behalf of the Funds) will use reasonable efforts to notify the Participant prior to such rejections of its intention to reject such Order. Neither the Distributor nor the Fund shall be liable to any person by reason of the rejection of any Order so long as such rejection is a result of the rejecting party’s good faith determination that such rejection complies with the Fund Documents. Except as provided herein or in the Fund Documents, following rejection of an Order, the Fund will promptly return to the Participant all consideration received in connection with the Order.

Nothing in this Agreement shall obligate the Participant to create or redeem one or more Orders or to sell or offer to sell Shares.

It is contemplated that phone lines, to the extent used in connection with the purchase and redemption of Creation Units, including use by representatives of the Distributor, Index Receipt Agent or the Trust and any affiliates thereof, will be recorded, and the Participant hereby consents to the recording of all calls in connection with the purchase and redemption of Creation Units, provided that such recording or a transcript will be made available to

Participant upon Participant’s reasonable request and expense. In the event that the recording party becomes legally compelled to disclose to any third party any recording involving communications with the Participant, the recording party (unless prohibited by applicable rule of law) shall provide the Participant advance written notice identifying the recordings to be so disclosed, together with copies of such recordings, so that the Participant may seek a protective order or other appropriate remedy with respect to the recordings or waive its right to do so. In the event that such protective order or other remedy is not obtained, or the Participant waives its right to seek such protective order or remedy, the recording party must furnish only that portion of the recorded conversation that, according to legal counsel, is legally required to be furnished and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the recorded conversation; provided that the recording party shall not be required to incur any expenses in obtaining such treatment without reimbursement for reasonable expenses by the Participant. The recording party shall not otherwise disclose to any third party any recording involving communications with the Participant without the Participant’s express written consent, except the recording party may disclose to a regulator or self-regulatory organization, to the extent required by applicable rule or law, recordings involving communications with the Participant.

(a)  Orders Through Clearing Process. With respect to Purchase Orders or Redemption Orders processed through the Clearing Process, the Participant hereby authorizes the Index Receipt Agent to transmit to the NSCC on behalf of the Participant such instructions, including amounts of the Deposit Securities and Balancing Amounts as are necessary, consistent with the instructions issued by the Participant to the Distributor. The Participant agrees to be bound by the terms of such instructions issued by the Index Receipt Agent and reported to NSCC on the Participant’s behalf as though such instructions were issued by the Participant directly to NSCC; provided, however, that the Participant shall not under any circumstances be bound by or held liable for any communications errors occurring between the Index Receipt Agent and NSCC to the extent that such instructions between the Index Receipt Agent and NSCC do not accurately reflect the information communicated by the Participant to the Index Receipt Agent. In the case of such a communication error, liability shall rest, as applicable, with the Index Receipt Agent and/or such other person determined to be responsible for the error unless those parties agree to allocate responsibility amongst themselves.

(b)  Orders for Global Funds. Participant understands that each Fund holding any foreign securities “Global Funds”) has caused its custodian to maintain with a subcustodian for such Fund an account in the relevant foreign jurisdiction to which the Participant shall deliver or cause to be delivered, as applicable, securities and cash in connection with a transaction in a Creation Unit whether acting in such transaction on behalf of itself or any third party, in accordance with the terms and conditions applicable to such account in such jurisdiction.

(c)  Good Title; Restricted Securities. The Participant represents on behalf of itself and any party for which it acts that upon delivery of Deposit Securities to the Custodian, the Fund will acquire good and unencumbered title to such securities, free and clear of all liens, restrictions, charges, and encumbrances, and not subject to any adverse claims, including without limitation any restrictions upon the sale or transfer of such securities imposed by (i) any agreement or arrangement entered into by the Participant or any party for which it is acting in connection with a Purchase Order; or (ii) any provision of the 1933 Act, and any regulations thereunder (except that portfolio securities of issuers other than U.S. issuers shall not be required to have been registered under the 1933 Act if exempt from such registration), or of the applicable laws or regulations of any other applicable jurisdiction. In particular, the Participant represents on behalf of itself and any party for which it acts that no such securities are “restricted securities” as such term is used in Rule 144(a)(3)(i) under the 1933 Act. The representation in this section excludes restrictions due to the Fund or Fund adviser being an affiliated person of an issuer of any Deposit Security.

(d) Authorized Representatives. The Participant shall deliver to the Funds, with copies to the Distributor and the Index Receipt Agent, the “AP Authorized Representatives Documentation Package” (see Schedule 3 hereto) certifying the names and signatures of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request, or instruction on behalf of the Participant (each an “Authorized Representative”). Such certification may be accepted and relied upon by the Funds, the Distributor, and the Index Receipt Agent as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect when received by the Funds. After such certification is accepted by the Funds, the Participant may authorize additional Authorized Representatives to give instructions relating to any activity contemplated hereby or any other notice, request or instruction on behalf of the Participant by delivering to the Funds, with a copy to the Distributor and the Index Receipt Agent, an updated AP Authorized Representative Documentation Package. Upon the termination or revocation of authority of such Authorized Representative by the Participant, the Participant shall give, as promptly as practicable under the circumstances, written notice of such fact to the Funds, with copies to the Distributor, and the Index Receipt Agent and such notice shall be effective upon receipt by the Funds.

(e)  Cash Amount. The Participant hereby agrees that, in connection with a Purchase Order for a Fund investing only in securities of issuers domiciled in the United States (“Domestic Fund”), whether for itself or any party for which it acts, it will make available on or before the date as specified in the Prospectus upon which delivery of Deposit Securities, Shares and/or any cash component, as applicable, must be made by the Participant to the Trust (the “Contractual Settlement Date”), immediately available or same day funds sufficient to pay the Balancing Amount, together with the applicable Transaction Fee. The Participant hereby agrees that, in connection with a Purchase Order for a Fund not investing only in securities of issuers domiciled in the United States (“Global Fund”), whether for itself or any party for which it acts, it will make available at least one day before the Contractual Settlement Date, immediately available or same day funds sufficient to pay the Balancing Amount, together with the applicable Transaction Fee. Any excess funds will be promptly returned following settlement of the Purchase Order. The Participant should ascertain the applicable deadline for cash transfers by contacting the operations department of the broker or depositary institution effectuating the transfer of the Balancing Amount. The Participant hereby agrees to ensure that the Balancing Amount will be received by the issuing Fund in accordance with the terms of the Fund Documents and this Agreement, and in the event payment of such Balancing Amount has not been so made, the Participant agrees on behalf of itself or any party for which it acts in connection with a

Purchase Order to promptly pay the Balancing Amount.

(f)  Open for Business. The Participant understands and agrees that Redemption Orders may be submitted only on days that the Trust is open for business, including as required by Section 22(e) of the1940 Act.

(g) Dividends and Distributions by Deposit and Redemption Securities. With respect to any Redemption Order, the Participant acknowledges and agrees on behalf of itself and any party for which it is acting to return to a Fund any dividend, distribution, or other corporate action paid to it or to the party for which it is acting in respect of any Deposit Security that is transferred to the Participant or any party for which it is acting that, based on the valuation of such Deposit Security at the time of transfer, should have been paid to the Fund. With respect to any Redemption Order, the Participant also acknowledges and agrees on behalf of itself and any party for which it is acting that a Fund is entitled to reduce the amount of money or other proceeds due to the Participant or any party for which it is acting by an amount equal to any dividend, distribution, or other corporate action to be paid to it or to the party for which it is acting in respect of any Deposit Security that is transferred to the Participant or any party for which it is acting that, based on the valuation of such Deposit Security at the time of transfer, should be paid to the Fund. If, however, the Fund so reduces the amount of money or other proceeds due to the Participant, the Participant shall not be required to return to the Fund dividends, distributions or other corporate actions paid to it or to the party for which it is acting as is contemplated in the first sentence of this paragraph equal to the amount so reduced by the Fund. With respect to any Purchase Order, each Fund acknowledges and agrees to return to the Participant or any party for which it is acting any dividend, distribution, or other corporate action paid to the Fund in respect of any Deposit Security that is transferred to the Fund that, based on the valuation of such Deposit Security at the time of transfer, should have been paid to the Participant or any party for which it is acting.

(h)  Transfer Failures. When making a Redemption Order, the Participant understands and agrees that in the event Shares are not transferred to the Fund in accordance with the terms of the Fund Documents, such Redemption Order may be rejected by the Fund. Either the Fund or the Distributor will give the Participant prompt notice of any such rejection.

(i)	Beneficial Ownership Required for Redemption. The Participant represents, covenants and warrants that it will not attempt to place a Redemption Order for the purpose of redeeming any Creation Units unless it first ascertains that it or its customer, as the case may be, owns or has the authority or right to tender for redemption the requisite number of Shares to be redeemed, and that such Shares have not been borrowed from or loaned or pledged to another party and are not the subject of a repurchase agreement, securities lending agreement, or any other agreement that, under such circumstance, would preclude the delivery of such Shares to the Fund.

(j) One Account. The Participant understands that Shares of any Fund may be redeemed only when one or more Creation Units are held in the account of a single Participant.

(k) Foreign Clients of Participant. Notwithstanding anything to the contrary in this Agreement or the Prospectuses, the Participant understands and agrees that residents of certain countries are entitled to receive only cash upon redemption of a Creation Unit. Accordingly, the Participant will confirm that any request it submits for an in-kind redemption has not been submitted on behalf of a Beneficial Owner who is a resident of a country requiring that all redemptions be made in cash.

(l)   Delivery of Cash Collateral. As described in the Fund Documents, from time to time the Trust may, in its sole discretion, permit cash collateral to be posted to the Custodian (or such other agent as may be agreed in writing by the Participant and the Trust from time to time) for the benefit of a Fund in anticipation of delivery of all or a portion of the requisite Deposit Securities, and may require additional cash collateral of 105% of the daily market value of such Deposit Securities to be posted, in the sole discretion of the Trust. The Fund may at any time use such cash collateral to purchase Deposit Securities without further consultation with the Participant. To the extent permitted by the Fund Documents, the Participant shall be responsible for any and all expenses and costs incurred by the Trust, including all Cash Amounts, in connection with any Purchase Orders placed by the Participant. The Participant understands and agrees that in the event collateral or the Fund Deposit are not fully transferred to the Trust by the time specified, a Purchase Order may be cancelled by the Trust and the Participant will be solely responsible for any and all expenses and costs incurred by the applicable Fund, Distributor and the Index Receipt Agent related to the cancelled Purchase Order. Orders processed through the NSCC via CNS are not eligible for cash collateralization.

Section 3. Beneficial Ownership. The Participant represents and warrants that either (i) it does not hold for its own account eighty percent or more of the outstanding Shares of the relevant Fund, or (ii) if it does hold eighty percent or more of the outstanding Shares of the relevant Fund, that such a circumstance would not cause the Trust to have a basis in the Deposit Securities deposited with the Trust different from the fair market value of such Deposit Securities.

Section 4. Indemnification

Section 4 shall survive the termination of this Agreement.

(a)  The Participant hereby agrees to indemnify and hold harmless the Distributor, the Index Receipt Agent, and their respective subsidiaries, affiliates, directors, managers, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Distributor Indemnified Party”) from and against any loss, liability, fine, penalty, cost, or expense, including reasonable attorneys’ fees, and the reasonable costs of investigation, including reasonable costs involved in defending itself in connection with an investigation (collectively, “Losses”) incurred by such Distributor Indemnified Party as a result of (i) any breach by the Participant of any provision of this Agreement, including any failure on the part of the Participant to perform any of its obligations set forth in this Agreement; (ii) any failure by the Participant to comply with applicable laws, including the federal securities laws, the rules and regulations thereunder and the rules and regulations of self-regulatory organizations, to the extent the foregoing relates to the Participant’s transactions in, and activities with respect to, Shares under this Agreement, except that the Participant shall not be required to indemnify a Distributor Indemnified Party to the extent that such failure was caused by the Participant’s adherence to instructions given or representations made by the Distributor, the Index Receipt Agent or any Distributor Indemnified Party, as applicable; or (iii) any actions of such Distributor Indemnified Party in reliance upon any instructions issued in accordance with the Fund Documents and Schedule 3-A or Schedule 3-B (as each may be amended from time to time) reasonably believed by the Distributor Indemnified Party to be genuine and to have been given by the Participant, except to the extent that the Participant had previously revoked the authority of the person giving such instructions or representations (where applicable) and notice of such revocation was given by the Participant to the Distributor and the Index Receipt Agent. The Participant shall not be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Distributor Indemnified Party unless the Distributor Indemnified Party shall have notified the Participant in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor Indemnified Party (or after the Distributor Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Participant of any claim shall not relieve the

Participant from any liability which it may have to any Distributor Indemnified Party against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph and shall release it from such liability under this paragraph only to the extent it has been materially prejudiced by such failure to give notice. The Participant shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims. If the Participant elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Distributor Indemnified Parties in the suit, and who shall not, except with the consent of the Distributor Indemnified Parties, be counsel to the Participant. If the Participant does not elect to assume the defense of any suit, it will reimburse the Distributor Indemnified Party for the reasonable fees and expenses of any counsel retained by them. Notwithstanding the foregoing, the Participant shall have no liability under this paragraph for any Losses resulting from the gross negligence or willful misconduct of any Distributor Indemnified Party. The Participant shall not be liable to the Distributor Indemnified Parties for any Losses arising out of mistakes or errors in data provided to the Participant, or out of interruptions or delays of communications, caused by a service provider to the Fund that is a Distributor Indemnified Party, nor is the Participant liable for any action, representation, or solicitation made by the wholesalers of the Fund or any Losses associated therewith.

(b) The Distributor hereby agrees to indemnify and hold harmless the Participant and the Index Receipt Agent, their respective subsidiaries, Authorized Representatives, affiliates, directors, managers, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each a “Participant Indemnified Party”), from and against any Losses incurred by such Participant Indemnified Party as a result of (i) any breach by the Distributor of any provision of this Agreement, including any failure on the part of the Distributor to perform any of its obligations set forth in this Agreement; (ii) any failure by the Distributor to comply with applicable laws, including rules and regulations of self-regulatory organizations; or (iii) any false or misleading statement or any allegedly false or misleading statement of a material fact contained in the registration statement of the Trust as originally filed with the SEC or in any amendment thereof, or in any prospectus or any statement of additional information, or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. The Distributor shall not be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Participant Indemnified Party unless the Participant Indemnified Party shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Participant Indemnified Party (or after the Participant Indemnified Party shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to any Participant Indemnified Party against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph and shall release it from such liability under this paragraph only to the extent it has been materially prejudiced by such failure to give notice. The Distributor shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Participant Indemnified Parties in the suit and who shall not, except with the consent of the Participant Indemnified Parties, be counsel to the Distributor. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Participant Indemnified Parties in the suit for the reasonable fees and expenses of any counsel retained by them. Notwithstanding the foregoing, the Distributor shall have no liability under this paragraph for any Losses resulting from the gross negligence or willful misconduct of any Participant Indemnified Party. Except as otherwise provided herein, the Distributor shall not be liable to the Participant Indemnified Parties for any Losses arising out of mistakes or errors in data provided to the Distributor, or out of interruptions or delays of communications, caused by any Participant Indemnified Party or any Losses associated therewith.

(c)	Except for acts of gross negligence or willful misconduct, the Trust, Funds, the Distributor, the Index

Receipt Agent, or any person who controls such persons within the meaning of Section 15 of the 1933 Act, shall not be liable to the Participant for any damages arising from any differences in performance between the Fund Deposit and the Fund’s benchmark index.

(d) Settlement. No indemnifying party, as described in paragraphs (a) and (b) of this Section 4, shall, without the written consent of the Participant Indemnified Party or the Distributor Indemnified Party, as the case may be, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Participant Indemnified Party or Distributor Indemnified Party, as the case may be, from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Participant Indemnified Party or Distributor Indemnified Party, as the case may be.

Section 5. Trust as Third Party Beneficiary. The Participant and the Distributor understand and agree that the Trust is a third party beneficiary to this Agreement and, as such, is entitled and intends to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations pursuant to this Agreement that benefit the Trust.

Section 6. Incorporation of Fund Documents. The Fund Documents are hereby incorporated by reference into, and made a part of, this Agreement.

Section 7. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Fund Documents.

Section 8. Notices. Except as otherwise specifically provided, all notices required or permitted to be given pursuant hereto, including any amendments or modifications as contemplated by Section 9, shall be given in writing and delivered by personal delivery; by Federal Express or other similar delivery service; by registered or certified United States first class mail, return receipt requested; or by e-mail, facsimile, or similar means of same day delivery (with a confirming copy by mail as provided herein). All notices to the Distributor, Trust or the Participant shall be directed as set forth in this Section 8, except that in the case of communications by the Distributor or Index Receipt Agent to the Participant during the order creation or redemption process, specifically in the case of the Distributor’s or Index Receipt Agent’s attempt to contact an Authorized Representative of the Participant with respect to, among other things, ambiguous instructions or the suspension or cancellation of an order, the Distributor or Index Receipt Agent, as the case may be, agrees to contact the applicable Authorized Representative that placed the Purchase Order or Redemption Order or, if such person is unavailable, an available Authorized Representative on the same trading desk.

(i)	If to the Distributor:

Northern Lights Distributors, LLC 4221 North 203rd Street, Suite 100

Elkhorn, NE 68022

(ii)	If to the Trust:

[Trust] Attn:

[Address]

[City, State Zip Code] Email:

with a copy to: [Index Receipt Agent] Attn:

[Address]

[City, State Zip Code] Email:

(iii)	If to the Participant:

[Participant] Attn:

[Address]

[City, State Zip Code] Email:

Section 9. Effectiveness, Termination and Amendment. This Agreement shall become effective upon execution and delivery by each of the parties hereto. This Agreement may be terminated at any time by any party upon thirty days prior written notice to the other parties and may be terminated earlier by the Trust or the Distributor at any time on the event of a breach by the Participant of any provision of this Agreement or the Fund Documents. This Agreement supersedes any prior agreement between or among the parties concerning the matters governed hereby. This Agreement may be amended by the Trust and the Distributor from time to time without the consent of the Participant by the following procedure: the Trust or the Distributor will mail a copy of the proposed amendment to the Participant in compliance with Section 8; if the Participant does not object in writing to the amendment within ten (10) business days after receipt of the proposed amendment, the amendment will become part of this Agreement in accordance with its terms.

Section 10. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in New York City over any suit, action or proceeding arising out of, or relating to, this Agreement. Each party hereto irrevocably waives any and all rights to a trial by jury in any legal proceedings arising out of or relating to this Agreement.

Section 11. Assignment. No party to this Agreement shall assign any rights or obligations hereunder without the prior written consent of the other party hereto, such consent not to be unreasonably withheld; provided, that either party may assign its rights and obligations hereunder (in whole, but not in part) without such consent to an entity acquiring all, or substantially all, of its assets or business or to an affiliate. If a party assigns its rights or obligations hereunder to an affiliate, the assigning party or affiliate shall notify the other parties hereto of the change. Any purported assignment in violation of the provisions hereof shall be null and void. Any assignee or successor shall be bound by the terms of this Agreement.

Section 12. Headings. Any headings in this Agreement are for convenience only and do not change the meaning of any provision of this Agreement.

Section 13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 14. Severance. If any provision of this Agreement is held by any court or any act, regulation, rule or decision of any other governmental or supra-national body or authority or regulatory or self-regulatory organization to be invalid, illegal or unenforceable for any reason, it shall be invalid, illegal or unenforceable only to the extent so held and shall not affect the validity, legality or enforceability of the other provisions of this Agreement.

Section 15. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party.

IN WITNESS WHEREOF, the parties hereto have executed this Authorized Participant Agreement as of the date set forth above.

NORTHERN LIGHTS DISTRIBUTORS, LLC, in its capacity as Distributor of the Funds

By:
Name:
Title:

[PARTICIPANT], in its capacity as Participant

By:
Name:
Title:

AND ACCEPTED BY [INDEX RECEIPT AGENT], in its capacity as Index Receipt Agent of the Trust

By:
Name:
Title:

SCHEDULE 1

Trust, Funds, Creation Unit Sizes and Effective Date

Trust	Fund	Creation Unit Size	Effective Date

SCHEDULE 2

REPRESENTATIVE SAMPLE

[Fund Name]

a.	Initial Basket Size:

Basket Value	Shares	Price
$ 1,875,000	75,000	$ 25.00

b.	Creation Preference: Delivery of entire basket In-Kind
c.	Transaction Fees:

Fixed Transaction Fee: $ 3,170.00

Variable Transaction Fee Range:

Maximum is 200 BPS of NAV

Minimum of 50 BPS of NAV

d.     Conditional Cash-In-Lieu processes and imposition of a variable fee charge as part of the Transaction Fee:

Cash-In-Lieu Trade Date (T) Process:

T-1 Trade called in trades with Distributor (NLD), Affirmation by Fund Sponsor

T Trade date confirmation based on closing daily PCF NAV, Minimum post

T+2 Settlement and initial P&L

T+5 Final P&L and details – reconciliation of P&L if needed (additional amount requested or posted)

e.	Collateral required for unsettled positions: 105%
f.	Rebalance Process , schedule for the last business day of each calendar year quarter
a.	Custom baskets may be permitted and may be associated with the rebalancing and/or reconstitution of the Fund’s underlying index. Custom baskets will be designed to comply with exemptive relief on which the Fund relies to operate as an ETF.
b.	One day prior to the Fund’s underlying index rebalancing and/or reconstituting, the basket for the Fund that reflects such rebalancing and/or reconstitution will be published.
g.	International Bonds are EuroClear eligible and must settle EuroClear (unless otherwise agreed by Fund’s adviser), large denomination bonds can be settled DTC.
h.	The most up-to-date Transaction Fee schedule, including its fixed and variable transaction fee components, will be disclosed in the Prospectus and/or SAI, which, if necessary, will be supplemented.
i.	The same Transaction Fee schedule, including its fixed and variable transaction fee components, will apply to all Authorized Participants; no Authorized Participant will be given preferential or discriminatory treatment.

j.	Upward or downward adjustments in the amount of any fixed or variable transaction fee, and how it will be imposed (e.g., graduated scale for multiple units), will be rationally related to the expected transaction costs associated with effecting the Create or Redeem under anticipated market conditions.
k.	The Transaction Fee, including each of its fixed and variable transaction fee components, will advance the goal of protecting existing shareholders by minimizing the dilutive costs associated with the purchase of create units.

*               The variable fee combined with the fixed fee for redemptions will not exceed the prospectus stated maximum (currently 2% of the amount being redeemed on any given transaction).

*               Based on market conditions and Fund Sponsor, posting the maximum variable fee may be required at Trade Date, and excess returned upon settlement.

*               Transaction fees are subject to change, and the advisor reserves the right to temporarily alter the variable fee either in mass due to volatile market conditions or on an individual AP basis due to firm specific risk factors such as credit quality or financial distress.

SCHEDULE 3

AP AUTHORIZED REPRESENTATIVES DOCUMENTATION PACKAGE